SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.)

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NATIONWIDE MUTUAL FUNDS
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NATIONWIDE MUTUAL FUNDS
1000 Continental Drive, Suite 400
King of Prussia, Pennsylvania 19406
 (800) 848-6331

January 3, 2011

Dear Shareholder:

The enclosed Information Statement details a recent subadviser change relating to the Nationwide Fund (the “Fund”), a series of Nationwide Mutual Funds (the “Trust”).

Specifically, the Board of Trustees (the “Board”) of the Trust has approved the selection of Diamond Hill Capital Management, Inc. (“Diamond Hill”) to serve as a new subadviser to the Fund, managing a portion of the Fund’s assets.  The addition of Diamond Hill as a subadviser to the Fund was effective on October 18, 2010.  The Trust has received an exemptive order from the U.S. Securities and Exchange Commission that allows certain subadviser changes to be made without shareholder approval (the “Manager of Managers Order”).  The Manager of Managers Order instead requires that this Information Statement be sent to you.

The Board approved the addition of Diamond Hill as a subadviser to the Fund upon the recommendation of Nationwide Fund Advisors (“NFA”), the investment adviser to the Fund.  This recommendation was based on several factors, including:

•	the desire to improve the Fund’s performance while maintaining its overall blended equity approach;
•	a modification of one of the Fund’s principal investment strategies that had been employed prior to the appointment of Diamond Hill;
•	Diamond Hill’s investment process, experience, and performance with large-cap equity investments; and
•	Diamond Hill’s investment personnel who would be managing the portion of the Fund.

Please read the enclosed Information Statement for additional information.

We look forward to continuing to serve you and the Fund in the future.

Sincerely,

                                                                                                /s/Eric E. Miller
Eric E. Miller
Secretary, Nationwide Mutual Funds

NATIONWIDE MUTUAL FUNDS
1000 Continental Drive, Suite 400
King of Prussia, Pennsylvania 19406
 (800) 848-6331

INFORMATION STATEMENT

The Board of Trustees (the “Board”) of Nationwide Mutual Funds (the “Trust”) is furnishing this Information Statement with respect to the Nationwide Fund (the “Fund”).  All shareholders of record, as of the date hereof, will receive this Information Statement.   This Information Statement will be sent to shareholders on or about January 5, 2011.  The Information Statement is also available online at www.nationwide.com/mutualfundsshareholdernews.  The Trust has received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission (the “SEC”), which permits Nationwide Fund Advisors (“NFA”), the Fund’s investment adviser, to hire new subadvisers that are unaffiliated with NFA, to terminate subadvisory relationships, and to make changes to existing subadvisory agreements with the approval of the Board, but without obtaining shareholder approval provided, among other things, that the Fund sends to its shareholders an information statement describing any new subadviser within 90 days of hiring such subadviser.

WE ARE NOT ASKING YOU FOR A PROXY OR VOTING INSTRUCTIONS AND
WE REQUEST THAT YOU NOT SEND US A PROXY OR VOTING INSTRUCTIONS.

INTRODUCTION

The Fund is an investment portfolio or series of the Trust.  The Trust, on behalf of the Fund, has entered into an Investment Advisory Agreement with NFA.  Pursuant to the Investment Advisory Agreement, NFA may select one or more subadvisers for the Fund and supervises the Fund’s daily business affairs, subject to the supervision and direction of the Board.  NFA selects subadviser(s) it believes will provide the Fund with high quality investment management services consistent with the Fund’s investment objective.  NFA is responsible for the overall monitoring of the Fund’s subadviser(s).

Effective October 18, 2010, Diamond Hill Capital Management, Inc. (“Diamond Hill”) began serving as subadviser to a portion of the Fund’s assets.  The Fund’s previous subadviser, Aberdeen Asset Management Inc. (“Aberdeen”), continues to subadvise the Fund, although now Aberdeen and Diamond Hill each manage a separate portion of the Fund’s assets.  Diamond Hill is independent of NFA, and discharges its responsibilities subject to the oversight and supervision of NFA.  Diamond Hill is paid by NFA from the fees NFA receives from the Fund.  In accordance with procedures adopted by the Board, a subadviser may effect portfolio transactions through an affiliated broker-dealer that receives brokerage commissions in connection therewith as permitted by applicable law.

The purpose of this Information Statement is to report the selection of Diamond Hill, located at 325 John H. McConnell Blvd., Suite 200, Columbus, Ohio 43215, as a subadviser to the Fund.  Diamond Hill began subadvising the Fund on October 18, 2010, following action taken by the Board on September 14, 2010 to approve Diamond Hill as a subadviser to the Fund.  The decision by the Board to approve Diamond Hill as a subadviser, as well as other important information, is described in more detail below.

RECOMMENDATION TO APPROVE SUBADVISER

As part of NFA’s duties to select and supervise the Fund’s subadviser(s), NFA is responsible for communicating performance expectations to, and evaluating the performance of a subadviser and recommending to the Board whether new subadvisers should be hired or whether a subadviser’s contract with the Trust should be renewed, modified or terminated.

NFA periodically provides written reports to the Board describing the results of its evaluation and monitoring functions.

The Fund’s investment objective is to seek total return through a flexible combination of capital appreciation and current income.  Prior to October 18, 2010, the Fund invested primarily in common stocks using a dual approach that blended fundamental investment and quantitative techniques.  The Fund consisted of two portions, both of which had been subadvised by Aberdeen:  a fundamentally managed portion and a quantitatively managed portion.  The fundamental portion used bottom-up qualitative research in constructing a diversified portfolio, while the quantitative portion sought to add to the Fund’s performance using quantitative techniques while moderating its risk versus the Fund’s benchmark.  Aberdeen combined and integrated these portions to produce an overall blended equity portfolio consisting of various types of stocks that offered the potential for capital growth and/or dividend income.  In seeking to improve the Fund’s performance, NFA analyzed the various components of the Fund’s management with a view towards making possible changes to the Fund’s investment strategies and subadviser.  NFA determined that the Fund’s use of a separate quantitative portion to manage the Fund had detracted from the Fund’s recent performance.  At a meeting of the Board held on September 14, 2010, NFA therefore recommended that the Fund’s principal investment strategies be modified to eliminate the use of a separate portion of the Fund pursuant to quantitative techniques.  NFA found further that Aberdeen’s fundamental investment approach, when combined with the fundamental investment approach offered by Diamond Hill, was likely to produce a favorable risk-adjusted return profile consistent with the Fund’s investment objective and characteristics as a domestic large-cap equity blend fund.  Accordingly, NFA recommended that the Board add Diamond Hill as a second subadviser.

The Fund’s investment objective has not changed, and continues to be to seek total return through a flexible combination of capital appreciation and current income.  Effective October 18, 2010, the Fund invests in a diversified portfolio of common stocks to produce an overall blended equity portfolio consisting of various types of stocks that offer the potential for capital growth and/or dividend income.  The Fund consists of two portions.  One portion is subadvised by Aberdeen, and the other portion is subadvised by Diamond Hill.

Diamond Hill

Diamond Hill invests in a diversified portfolio of stocks of companies that Diamond Hill believes are undervalued, i.e., their stock prices are less than Diamond Hill believes they are intrinsically worth.  Diamond Hill employs a two-step security selection process to find intrinsic value regardless of overall market conditions. This bottom-up process begins with fundamental research in order to find companies with solid growth prospects based on company-specific strategies or industry factors. Diamond Hill examines prospective companies’ corporate and financial histories, management philosophies, missions and forecasts. Once a company is deemed to be attractive by this process, Diamond Hill applies a proprietary valuation model as a tool for stock selection. Once a stock is selected, Diamond Hill continues to monitor the company’s strategies, financial performance and competitive environment.

Charles S. Bath, CFA, is responsible for the day-to-day management of the Diamond Hill portion of the Fund, including selection of the Fund’s investments.  William Dierker and Christopher Welch support Mr. Bath in the management of the Diamond Hill portion.

Mr. Bath has a Bachelor of Science degree in accounting from Miami University, a Master’s of Business Administration from The Ohio State University and holds the CFA designation.  He has been the Managing Director- Investments for Diamond Hill since September 2002.

From 1985 to September 2002, Mr. Bath was a senior portfolio manager for Nationwide Insurance and Gartmore Global Investments, a global investment firm that at the time was affiliated with Nationwide Insurance.  Mr. Bath was first employed by Nationwide Insurance as an investment professional in 1982.

Mr. Dierker has a B.S.B.A in accounting from Xavier University and holds the CFA designation.  He has been an investment professional with Diamond Hill since September 2006.  From September 2004 to August 2006, Mr. Dierker was a Senior Portfolio Manager/Senior Vice President at Federated Investors.  He was a Senior Portfolio Manager and Managing Director of the value equity team at Banc One Investment Advisers from April 2003 to September 2004.  He served as an Investment Officer and Vice President, Equity Securities with Nationwide Insurance from March 1998 to January 2002; and as Vice President/Portfolio Manager with Gartmore Global Investments, at the time an affiliate of Nationwide Insurance, from January 2002 to April 2003.

Mr. Welch has a Bachelor of Arts degree in Economics from Yale University and holds the CFA designation.  He has been an investment professional with Diamond Hill since November 2005.  From 2004 to November 2005, Mr. Welch was a Portfolio Manager for Fiduciary Trust Company International, an investment management firm.  From 1995 to 2002, Mr. Welch served as Portfolio Manager and Senior Equity Analyst for Nationwide Insurance and its affiliated mutual fund unit at the time, Gartmore Global Investments.

Based on the foregoing factors, NFA decided to recommend that Diamond Hill serve as a subadviser to the Fund.

BOARD CONSIDERATIONS

At a Board meeting held in-person on September 14, 2010, the Board, including the Trustees who are not considered “interested persons” under the Investment Company Act of 1940 (the “1940 Act”) (“Independent Trustees”), discussed and unanimously approved the appointment of Diamond Hill to subadvise a portion of the Fund’s assets.  The Trustees were provided with detailed materials relating to Diamond Hill in advance of and at the meeting.  The Independent Trustees met in executive session with their independent legal counsel prior to the meeting to discuss information relating to the addition of Diamond Hill as a subadviser and the possible effect on the Fund.  The material factors and conclusions that formed the basis for the approval are discussed below.

The Nature, Extent, and Quality of the Services Provided by Diamond Hill as Subadviser.  The Board considered the information provided by NFA relating to Aberdeen, the performance of the fundamentally managed and quantitatively managed portions of the Fund, and the effect of the quantitatively managed portion on the Fund’s overall historic performance.  The Board also noted the strength of Diamond Hill’s fundamental investment process and historic performance with respect to other large-cap equity portfolios it manages.  The Board also examined and considered the investment personnel of Diamond Hill that would be managing the portion of the Fund allocated to Diamond Hill.

Investment Performance.  The Board evaluated the Fund’s investment performance and considered the performance of the portfolio managers who were expected to manage the Fund on behalf of Diamond Hill. The Trustees concluded that the historical investment performance record of the portfolio managers who were expected to manage the Fund on behalf of Diamond Hill, in combination with various other factors, supported a decision to approve the subadvisory agreement.

Fee Levels.  The Board considered the Fund’s overall fee level and noted that the overall expenses of the Fund would not be increased because of the subadvisory agreement, as Diamond Hill’s fees are paid out of the advisory fee that NFA receives from the Fund.  The Board concluded that the subadvisory fees to be paid to Diamond Hill were fair and reasonable.

Economies of Scale.  The Board noted that the Fund’s current advisory fee schedule includes breakpoints that are intended to result in fee reductions to shareholders over time as assets increase.

Profitability; Fall-Out Benefits.  The Board considered the factor of profitability to Diamond Hill as a result of the subadvisory relationship with the Fund.  In addition, the Board considered whether any “fall-out” or ancillary benefits would accrue to Diamond Hill as a result of its relationship with the Fund.  However, since Diamond Hill’s subadvisory relationship is new with respect to the Fund, it was not possible to accurately assess either factor at this time.

Terms of the Subadvisory Agreement.  The Board reviewed the terms of the subadvisory agreement and noted that the non-compensatory terms are substantially similar in all material respects as the terms of the subadvisory agreements that the Trust currently has in place with other unaffiliated subadvisers.  The Board concluded that the terms were fair and reasonable.

Conclusion.  Based on this information, the Board, including all of the Independent Trustees, concluded that the nature, extent and quality of the subadvisory services to be provided by Diamond Hill were appropriate for the Fund in light of its investment objective.  The totality of multiple factors taken together, instead of any single factor, informed the Board’s decision.  The Board concluded that the approval of the subadvisory agreement was in the best interests of the Fund and its shareholders and unanimously approved the subadvisory agreement.

THE SUBADVISORY AGREEMENT

The subadvisory agreement with Diamond Hill, dated October 18, 2010 (the “Agreement”), was approved by the Board on September 14, 2010.  In accordance with the Manager of Managers Order, the Agreement will not be submitted to the Fund’s shareholders for their approval.  The following is a brief summary of the material terms of the Agreement.

Term.  The Agreement has an initial term that expires on May 1, 2012 and continues for successive one-year terms thereafter as long as its continuance is approved by the Board.  The Agreement can be terminated on not more than 60 days written notice by NFA, the Trust on behalf of the Fund, a majority of the outstanding voting securities of the Fund, or Diamond Hill. The Agreement terminates automatically if assigned by any party.

Fees.  Under the Agreement, the annual fee payable by NFA to Diamond Hill (as a percentage of the Fund’s average daily net assets) is set forth in the table attached as Exhibit A.

Duties.  Under the Agreement, NFA is responsible for assigning all or a portion of the Fund’s assets to Diamond Hill and for overseeing and reviewing the performance of Diamond Hill.  Under the current arrangement, Diamond Hill initially will manage approximately 50% of the assets of the Fund.  Diamond Hill is required to manage the Fund in accordance with the Fund’s investment objective and policies, subject to the supervision of NFA and the Board.

Brokerage.  Under the Agreement, Diamond Hill is authorized to purchase and sell securities on behalf of the Fund through brokers or dealers Diamond Hill selects and to negotiate commissions to be paid on such transactions.  In doing so, Diamond Hill is required to use reasonable efforts to obtain the most favorable price and execution available but is permitted, subject to certain limitations, to pay brokerage commissions that are higher than what another broker might have charged in return for brokerage and research services.

Indemnification.  Under the Agreement, Diamond Hill and its affiliates and controlling persons cannot be held liable to NFA, the Trust, the Fund or the Fund’s shareholders in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under the Agreement.

The Agreement provides that nothing in the Agreement, however, relieves Diamond Hill from any of its obligations under federal and state securities laws and other applicable law.

Diamond Hill is required, under the Agreement, to indemnify NFA, the Trust, the Fund and their respective affiliates and controlling persons for any liability or expenses sustained by them as a result of Diamond Hill’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties or violation of applicable law.  The Agreement contains provisions pursuant to which NFA is required to indemnify Diamond Hill for any liability and expenses which may be sustained as a result of NFA’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties or violation of applicable law.

Regulatory Pronouncements.  The Agreement also includes provisions arising from regulatory changes.  These provisions include a requirement that Diamond Hill establish and maintain written proxy voting procedures in compliance with current, applicable laws and regulations, including, but not limited to, Rule 30b1-4 under the 1940 Act.  Also, the provisions include language required by Rule 17a-10 under the 1940 Act that permits Diamond Hill to execute securities transactions under limited circumstances through broker-dealers deemed to be affiliated with the Fund, subject to certain prohibitions on consultations between Diamond Hill and other subadvisers to funds affiliated with the Fund.

Further Information. The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the text of the Agreement.  A copy of the Agreement is on file with the SEC and is available (i) in person at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0102 (upon payment of any applicable fees); (ii) by mail at the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102 (upon payment of any applicable fees); or (iii) at the SEC’s website - http://www.sec.gov - through the EDGAR system.

OTHER INFORMATION ABOUT DIAMOND HILL

Diamond Hill is located at 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215.  Diamond Hill has been an investment adviser, currently providing advisory services to individuals, pension and profit sharing places, trusts, corporations and other institutions, since June 1998.  The following table sets forth the name and principal occupation of the principal executive officer and each director of Diamond Hill.  The address of each person listed below is 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215.

Name	Title
Roderick H. Dillon	Sole Director, President, and Co-Chief Investment Officer
James F. Laird	Chief Financial Officer/Secretary/Treasurer

MORE ABOUT FEES AND EXPENSES

The Fund pays NFA an investment advisory fee at an effective annual rate (as a percentage of the Fund’s average daily net assets) as set forth in the table attached as Exhibit B.

During the fiscal year ended October 31, 2010, the Fund paid the amounts to NFA as set forth in the table attached as Exhibit C.

ADDITIONAL INFORMATION

NFA serves as the Fund’s investment adviser pursuant to an Investment Advisory Agreement that was last approved by the Board, including the Independent Trustees, on March 10, 2010.  The Investment Advisory Agreement was last approved by Fund shareholders on April 25, 2007.

The key features of the Investment Advisory Agreement are described below.

Advisory Services. Under the Investment Advisory Agreement, NFA, subject to the supervision and direction of the Board: (i) sets overall investment strategy for the Funds; (ii) has overall supervisory responsibility for the general management and investment of the Fund’s assets; (iii) determines the allocation of assets among one or more subadvisers, if any; and (iv) has full investment discretion to make all determinations with respect to the investment of a Fund’s assets not otherwise assigned to a subadviser.  With regard to subadvisers, NFA, subject to the supervision and direction of the Board: (i) researches and evaluates each subadviser, if any; (ii) performs initial due diligence on prospective subadvisers; (iii) monitors each subadviser’s ongoing performance; (iv) communicates performance expectations and evaluations to each subadviser; and (v) recommends to the Board whether a subadviser’s contract should be renewed, modified or terminated. NFA also is responsible for recommending changes or additions to the subadvisers and is responsible for compensating each subadviser.  Finally, NFA is responsible for providing periodic reports to the Board concerning the Funds’ business and investments as the Board requests.

Continuance. The Investment Advisory Agreement may be continued from year to year by a majority vote of the Board or by a vote of a majority of outstanding shares of the Fund, provided that, in either case, the terms and the renewal have been approved by the vote of a majority of the Independent Trustees, cast in person, at a meeting called for the purpose of voting on such approval.

Termination. The Investment Advisory Agreement provides that it may be terminated, without the payment of any penalty by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, or by NFA, in each case, upon not more than 60-day written notice to the other party.  The Investment Advisory Agreement also provides that it will automatically and immediately terminate in the event of its assignment.

As of October 18, 2010, the Fund had issued and outstanding the shares in the amounts as set forth in the table attached as Exhibit D.

As of October 18, 2010, to the Trust’s knowledge, no person, except as set forth in the table at Exhibit E, had or shared voting or investment power over more than 5% of the outstanding shares of any class of the Fund.

As of October 18, 2010, the Executive Officers and Trustees of the Trust as a group owned less than 1% of the outstanding shares of any class of the Fund.

Although the Trust is not asking shareholders to vote on the approval of Diamond Hill as subadviser to the Fund, the Trust is required by the rules of the SEC to summarize the voting rights of shareholders.  Whenever a matter affecting the Fund requires shareholder approval, a shareholder meeting generally will be held and a proxy statement and proxy/voting instruction forms will be sent to the Fund’s shareholders.  Each share of the Fund is entitled to one vote, and each fraction of a share is entitled to a proportionate fractional vote.  Shareholders also may revoke previously submitted voting instructions in accordance with instructions contained in the proxy statement sent to the Fund’s shareholders.

The foregoing description of shareholder voting rights with respect to the Fund is only a brief summary of these rights.  Whenever shareholder approval of a matter affecting the Fund is required, the proxy statement sent to shareholders will fully describe the voting rights of shareholders and the voting procedures that will be followed at the shareholder meeting.

Currently, Nationwide Fund Distributors LLC (“NFD”), an affiliate of NFA, acts as the Trust’s principal underwriter.  Under the terms of a Joint Fund Administration and Transfer Agency Agreement, Nationwide Fund Management LLC (“NFM”), an indirect wholly-owned subsidiary of Nationwide Financial Services, Inc. (“Nationwide Financial”), provides various administrative and accounting services, including daily valuation of the Fund’s shares, preparation of financial statements, tax returns, and regulatory reports, and presentation of quarterly reports to the Board of Trustees.  NFM also serves as transfer agent and dividend disbursing agent for the Fund.  The address for NFA, NFD, and NFM is 1000 Continental Drive, Suite 400, King of Prussia, Pennsylvania 19406.

NFA is a wholly owned subsidiary of Nationwide Financial, a holding company which is a direct wholly owned subsidiary of Nationwide Corporation. All of the common stock of Nationwide Corporation is held by Nationwide Mutual Insurance Company (95.2%) and Nationwide Mutual Fire Insurance Company (4.8%), each of which is a mutual company owned by its policyholders. The address for each of Nationwide Financial, Nationwide Corporation, Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company is One Nationwide Plaza, Columbus, Ohio 43215.

No Officer or Trustee of the Trust is an officer, employee, or director of Diamond Hill, nor do any such Officers or Trustees own securities issued by, or have any other material direct or indirect interest in, Diamond Hill, or any other person controlling, controlled by or under common control with Diamond Hill.

The Trust will furnish without charge, a copy of the Trust’s most recent Annual Report to shareholders and Semiannual Report to shareholders succeeding the Annual Report, if any, upon request. This request may be made either by writing to the Trust at the address contained on the first page of this Information Statement or by calling toll-free (800) 848-6331. The Annual Report and the Semiannual Report will be mailed to you by first-class mail within three business days of receipt of your request.

By Order of the Board of Trustees of
Nationwide Mutual Funds,

                                                                                                /s/Eric E. Miller
Eric E. Miller, Secretary

January 3, 2011

EXHIBIT A

SUBADVISORY FEES

The annual fee payable by NFA to Diamond Hill (as a percentage of the Fund’s average daily net assets under Diamond Hill’s management) is set forth in the following table.

Fund Name	Subadvisory Fees
Nationwide Fund	0.27% on all assets

A-1

EXHIBIT B

INVESTMENT ADVISORY FEES

The Fund pays NFA an investment advisory fee at an effective annual rate (as a percentage of the Fund’s average daily net assets) as set forth in the following table.

Fund Name	Advisory Fees
Nationwide Fund
0.60% on assets up to $250 million
0.575% on assets of $250 million or more but less than $1 billion
0.55% on assets of $1 billion or more but less than $2 billion
0.525% on assets of $2 billion or more but less than $5 billion
0.50% for assets of $5 billion or more

B-1

EXHIBIT C

INVESTMENT ADVISORY FEES PAID TO NFA

The chart below sets forth the investment advisory fees paid by the Fund to NFA for the year ended October 31, 2010. The amount indicated is net of waivers.

Fund	Advisory Fees ($)
Nationwide Fund	$4,422,452

C-1

EXHIBIT D

As of October 18, 2010, the Fund had issued and outstanding the shares in the amount set forth in the table attached below.

Fund	Number of Shares Outstanding
Nationwide Fund
Class A	4,416,971.012
Class B	407,531.200
Class C	36,529.464
Class D	60,399,772.409
Class R2	86.091
Institutional Service Class	N/A
Institutional Class	86.099

D-1

EXHIBIT E

As of October 18, 2010, to the Trust’s knowledge, no person, except as set forth in the table below, had or shared voting or investment power over more than 5% of the outstanding shares of any class (collectively, the “shares”) of the Fund:

Name and Address of Shareholder	Number of Shares Beneficially Owned	Percentage of the class Held by the Shareholder
Nationwide Fund Class A
NATIONWIDE TRUST COMPANY FSB Po Box 182029 Columbus, OH 43218	1,129,998.467	25.58%
Nationwide Fund Class C
MERRILL LYNCH PIERCE FENNER & SMITH INC 4800 Deer Lake Drive East Jacksonville, FL 32246	16,878.671	46.21%
LOIS M FLIEHMAN Jamestown, OH 45335	2,905.602	7.95%
GREGORY G BOLING Knoxville, TN 37922	1,903.829	5.21%
Nationwide Fund Class D
NATIONWIDE LIFE INSURANCE COMPANY DCVA Po Box 182029 Columbus, OH 43218	11,773,243.764	19.49%
NATIONWIDE LIFE INSURANCE COMPANY NACO Po Box 182029 Columbus, OH 43218	11,753,198.913	19.46%
Nationwide Fund Class R2
NATIONWIDE MUTUAL INSURANCE COMPANY 1 Nationwide Plaza Columbus, OH 43215	86.091	100.00%
Nationwide Fund Institutional Class
NATIONWIDE MUTUAL INSURANCE COMPANY 1 Nationwide Plaza Columbus, OH 43215	86.099	100.00%

E-1